Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-256620, 333-267781, and 333-274167) and Form S-8 (No. 333-35151, 333-118546, 333-127574, 333-137954, 333-148660, 333-162610, 333-167515, 333-176365, 333-176366, 333-198853, 333-206165, 333-214503, 333-219830, 333-233023, 333-259518, 333-267352 and 333-273059) of Heron Therapeutics, Inc. our report dated March 12, 2024, relating to the consolidated financial statements as of and for the year ended December 31, 2023 and 2022, and the effectiveness of Heron Therapeutics, Inc.'s internal control over financial reporting as of December 31, 2023, included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ WithumSmith+Brown, PC

San Francisco, California

March 12, 2024